Exhibit 10.16

BORG-WARNER AUTOMOTIVE, INC.
EXECUTIVE STOCK PERFORMANCE PLAN
Revised and Re-approved, February 2, 2000
TABLE OF CONTENTS

I. GENERAL	1
1.1. Purpose	1
1.2. Effective Date	1
1.3. Termination Date	1
II. DEFINITIONS	1
2.1. "Beneficiary"	1
2.2. "Board of Directors"	1
2.3. "Change of Control"	1
2.4. "Change of Control Price"	2
2.5. "Committee"	2
2.6. "Common Stock"	2
2.7. "Company"	3
2.8. "Disability"	3
2.9. "Normal Retirement"	3
2.10. "Participant"	3
2.11. "Peer Group Companies"	3
2.12. "Performance Award"	3
2.13. "Performance Period"	3
2.14. "Plan"	3
2.15. "Shareholders"	3
2.16. "Termination for Cause"	3
2.17. "Total Shareholder Return of the Company"	3
2.18. "Total Shareholder Return of a Peer Group Company"	4
III. ELIGIBILITY	4
IV. PLAN DESIGN	4
4.1. Performance Period	4
4.2. Target and Performance Awards	4
4.3. Available Shares	5
4.4. Adjustment to Shares	5
4.5. Committee Discretion to Adjust Awards	5
V. PAYMENT	6
5.1. Timing and Form of Payment	6
5.2. Tax Withholding	6
5.3. Beneficiary Designation	6
5.4. Foreign Jurisdictions	6
5.5. Distribution upon Termination of Employment	6
VI. ADMINISTRATION	7
6.1. Committee	7

6.2. General Rights, Powers, and Duties of Committee	7
6.3. Information to be Furnished to Committee	8
6.4. Responsibility	8
VII. AMENDMENT AND TERMINATION	8
7.1. Amendment	8
7.2. Company's Right to Terminate	8
VIII. MISCELLANEOUS	8
8.1. No Implied Rights; Rights on Termination of Service	8
8.2. No Right to Company Assets	9
8.3. No Employment Rights	9
8.4. Other Benefits	9
8.5. Offset	9
8.6. Non-assignability	9
8.7. Notice	9
8.8. Governing Laws	10
IX. CHANGE OF CONTROL	10
9.1. Performance Awards Upon a Change of Control	10
9.2. Payment of Performance Awards After a Change of Control	10

I. GENERAL

1.1 Purpose. The purpose of the Executive Stock Performance Plan is to motivate senior management to improve the long-term performance of the Company as a whole, relative to its peer companies, so that the Company will continue to grow in value and serve the long-term interests of its Shareholders.

1.2 Effective Date. The Plan shall become effective as of April 18, 1995, subject to its approval by the Shareholders of Borg-Warner Automotive, Inc. at the 1996 Annual Meeting of Shareholders. No Performance Awards shall be exercisable or payable before approval of the Plan has been obtained from the Shareholders.

1.3 Termination Date. No contingent Performance Awards shall be assigned under the Plan after December 31, 2004; provided, however, that the Committee may cease the assignment of contingent Performance Awards at any time prior to that date. The termination of the assignment of contingent Performance Awards shall not cancel, reduce or otherwise impair the rights of Participants to receive any contingent Performance Awards assigned prior to such termination, and the Termination Date of the Plan shall be the first date as of which all Performance Awards assigned hereunder have been distributed to Participants.

II. DEFINITIONS
Where appropriate, references in this Plan to the masculine shall include the feminine, and references to the singular shall include the plural.

2.1 “Beneficiary” means the person or persons so designated by a Participant pursuant to Section 5.3.

2.2 “Board of Directors” means the Board of Directors of Borg-Warner Automotive, Inc

2.3 “Change of Control” means:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (W) any acquisition directly from the Company other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company by the holder exercising such conversion privilege, (V) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (Z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.3; or
(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (each of the foregoing, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.4 “Change of Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer or a Business Combination, the highest price per share of Common Stock paid in such tender or exchange offer or Business Combination.

2.5 “Committee” means the committee of the Company appointed by the Board of Directors to manage and administer the Plan.

2.6 “Common Stock” means Borg-Warner Automotive, Inc.’s $0.01 par value common stock.

2.7 “Company” means Borg-Warner Automotive, Inc. Where applicable, Company shall also include such subsidiaries and affiliated companies of Borg-Warner Automotive, Inc. that participate in the Plan with the consent of the Board of Directors.

2.8 “Disability” shall have the same meaning as under the Company sponsored long-term disability plan under which the Participant is then eligible to participate.

2.9 “Normal Retirement” means termination of employment after attainment of age 65. However, the Committee, within its complete discretion, may determine that a Participant who terminates prior to age 65 has terminated by virtue of Normal Retirement

2.10 “Participant” means an executive of the Company who is designated, pursuant to Article III, to be eligible to receive benefits under the Plan

2.11 “Peer Group Companies” means the automotive companies designated from time to time by the Committee that will be used as a benchmark to compare the relative Total Shareholder Return of the Company.

2.12 “Performance Award” is an amount whose final value will be earned and paid to a Participant if certain predetermined requirements are met.

2.13 “Performance Period” is a period, as determined pursuant to Section 4.1, with respect to which an assignment of Performance Awards is made pursuant to this Plan.

2.14 “Plan” means this Borg-Warner Automotive, Inc. Executive Stock Performance Plan as amended from time to time.

2.15 “Shareholders” means the Company’s Common Stock Shareholders.

2.16 “Termination for Cause” means termination of a Participant’s employment due to (i) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iii) willful and deliberate failure on the part of the Participant to perform his employment duties in any material respect. Whether Termination for Cause occurs shall be determined by the Committee in its discretion. The determination of the Committee shall be conclusive.

2.17 “Total Shareholder Return of the Company” means the cumulative return on the Company’s Common Stock expressed as a percentage, determined by dividing (i) the sum of (a) the cumulative amount of dividends per share paid for the applicable Performance Period, assuming dividend reinvestment, and (b) the difference between the average of the closing sales prices of Common Stock on the last five trading days of such Performance Period and the last five trading days preceding the first day of such Performance Period, by (ii) the average of the closing sales prices of Common Stock on the last five days preceding the first day of such Performance Period.

2.18 "Total Shareholder Return of a Peer Group Company” means the cumulative return on such company’s common stock expressed as a percentage, determined by dividing (i) the sum of (a) the cumulative amount of dividends paid per share for the applicable Performance Period, assuming dividend reinvestment, and (b) the difference between the average of the closing sales prices of such common stock on the last five trading days of such Performance Period and the last five trading days preceding the first day of such Performance Period, by (ii) the average of the closing sales prices of such common stock on the last five days preceding the first day of such Performance Period.

III. ELIGIBILITY
Participation in the Plan shall be limited to executives of the Company who are designated to be eligible by the Committee. Such executives shall (i) be part of a “select group of management or highly compensated employees” (as that phrase is used under Department of Labor Regulation Section 2520.104-23) and (ii) generally be those executives who are in a position to make significant contributions to the earnings of the Company.
Participation in one Performance Award, however, will not automatically guarantee participation in subsequent years. Participation for each Performance Award under the Plan will be approved by the Committee after consultation with the chief executive officer of Borg-Warner Automotive, Inc.
If a Participant is deemed to be no longer eligible for participation in Performance Awards because of a change in job responsibilities, he will have a prorated participation in existing Performance Awards for as long as his eligibility was in effect. A Participant shall, for purposes of receiving Performance Awards, continue his participation in the Plan until all Performance Awards in which he is eligible to participate have been distributed.

IV. PLAN DESIGN

4.1 Performance Period. The initial Performance Period under the Plan shall begin on April 18, 1995 and shall terminate on December 31, 1997. For 1996 and subsequent calendar years, each Performance Period under the Plan shall begin on a January 1 and shall terminate on the December 31 of the third calendar year ending thereafter. Therefore, at a given time, three Performance Periods may be in effect, each at a different point in its cycle.

4.2 Target and Performance Awards. Subject to Section 4.5 below, the Committee shall establish, prior to the Performance Period, a target Performance Award for each Participant eligible for such Performance Period.

(a) The Performance Award for each Performance Period shall be based on the percentile rank of the Total Shareholder Return of the Company among the Total Shareholder Returns of the Peer Group Companies during such Performance Period. The Committee shall determine a target percentile rank applicable to each Performance Period and shall for each Performance Period establish percentages of target Performance Awards earned at various percentile rankings of the Company in relation to the Peer

Group Companies for such Performance Period, including a percentile rank below which no portion of a target Performance Award shall be earned.

(b) Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by any individual who the Committee determines is likely to be, at the time any Performance Award becomes payable, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder:
(i) Such Performance Award shall be based solely on achievement of the performance goals applicable pursuant to Section 4.2.

(ii) Such Performance Award shall not be payable hereunder except upon written certification by the Committee that the applicable performance goals have been satisfied to a particular extent.

(iii) The maximum amount payable to such Participant with respect to such Performance Award shall be $2,000,000.

4.3 Available Shares. The maximum number of shares of Common Stock which shall be available for payment of Performance Awards under the Plan during its term, shall not exceed 400,000. (Such amount shall be subject to adjustment as provided in Section 4.4). The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.

4.4 Adjustment to Shares.

(a) If there is any change in the corporate capitalization of the Company, such as a stock split, a corporate transaction (any merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code)) or any partial or complete liquidation of the Company, the Committee shall, in its sole discretion, make such adjustments (if any) that it determines to be necessary and/or appropriate (i) to the number and kind of shares available for Performance Awards, and (ii) for purposes of properly comparing the price of Common Stock at the beginning of the relevant Performance Period to the price of Common Stock at the end of such Performance Period in order to determine the Total Shareholder Return of the Company for such Performance Period.

(b) If there is any change in the corporate capitalization of any Peer Group Company, such as a stock split, a corporate transaction (any merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Peer Group Company, or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code)) or any partial or complete liquidation of any Peer Group Company, the Committee shall, to the extent it determines, in its sole discretion, to be necessary and/or appropriate, take such change into account in determining the Total Shareholder Return of the Peer Group Company for purposes of Section 4.2(a) (including, without limitation, by making such determination as if the change had not occurred or by eliminating such Peer Group Company from the list of Peer Group Companies for the applicable Performance Period).

4.5 Committee Discretion to Adjust Awards. At its own discretion, the Committee may decrease, but not increase the size of a Participant’s target Performance Award in a given Performance Period once the Performance Period has begun. The Committee may also, at its own discretion, decrease, but not increase, the amount of a Performance Award payout once the comparative results from the Peer Group Companies for the just completed Performance Period have been considered.

V. PAYMENT

5.1 Timing and Form of Payment. Performance Awards for each Performance Period shall be payable as follows:

(a) An amount equal to 40% of the Performance Award shall be paid in cash as soon as practicable after the end of the Performance Period; and

(b) An amount equal to 60% of the Performance Award shall be paid in shares of Common Stock as soon as practicable after the end of the Performance Period. The number of shares of Common Stock to be awarded will be determined by dividing 60% of the Performance Award by the average of the closing sales prices of the Company’s Common Stock on the last five trading days of the Performance Period upon which the Performance Awards are based.

5.2 Tax Withholding. The Company shall have the right to deduct from all cash payments any federal, state, or local taxes required by law to be withheld with respect to the entire Performance Award.

5.3 Beneficiary Designation. A Participant may designate a Beneficiary who is to receive, upon his death, the distributions that otherwise would have been paid to him. All designations shall be in writing and shall be effective only if and when delivered to the corporate secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate.
A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the corporate secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

5.4 Foreign Jurisdictions. Performance Awards may be granted, without amending the Plan, to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan or to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplement or alternative version shall: (a) increase the limitation contained in Section 4.2(c)(iii); (b) increase the number of available shares under Section 4.3; or (c) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Securities Exchange Act of 1934 or Section 162(m) of the Code (with respect to Participants whose deductible compensation is limited thereby).

5.5 Distribution upon Termination of Employment.

(a) Death. If a Participant in the Plan dies before the end of the Performance Period for which target Performance Awards have been established on his behalf, such Participant’s Beneficiary will be eligible for a prorated portion of the Performance Award that would have otherwise been earned after the end of the applicable Performance Period. This distribution, if any is earned, will be paid to the Beneficiary at the same time that all other Participants under the Plan receive their Performance Awards with respect to that Performance Period.
If the Participant’s Beneficiary is not alive at the time of the Participant’s death, and the Participant has no surviving spouse, the estate of the Participant may petition the Committee for payment of a prorated Performance Award to the estate in the form of a cash lump sum to be paid as soon as administratively feasible after the payout or Performance Awards for the Performance Period have been approved by the Committee.

(b) Disability. If a Participant in the Plan becomes Disabled before the end of the Performance Period for which target Performance Awards have been established on his behalf, the Participant will be eligible for a prorated portion of the Performance Award that would have otherwise been earned after the end of the Performance Period. This distribution, if any is earned, will be paid to the Participant at the same time that all other Participants under the Plan receive their awards with respect to that Performance Period.

(c) Normal Retirement. If a Participant in the Plan enters Normal Retirement before the end of the Performance Period for which target Performance Awards have been established on his behalf, the Participant will be eligible for a prorated portion of the Performance Award that would have otherwise been earned after the end of the Performance Period. This distribution, if any is earned, will be paid to the Participant at the same time that all other Participants under the Plan receive their Performance Awards with respect to that Performance Period.

(d) Other Reasons. The Committee, in its sole discretion, may authorize prorated eligibility for a Performance Award to a Participant who terminates from the Company before the end of a Performance Period for reasons other than death, Disability, or Normal Retirement, except that in the case of voluntary resignation or Termination for Cause, no Performance Award may be paid.

VI. ADMINISTRATION

6.1 Committee. The Plan shall be administered by the Committee. If a Performance Award payable hereunder is intended to be exempt from the $1 million deductibility limitation of Code Section 162(m), then the Committee, from the time the target Performance Award is established through the time the Performance Award is paid, shall consist solely of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder. Further, the Committee shall at all times consist solely of “disinterested persons” as defined in paragraph (c)(2)(i) of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may designate person(s) who are Company employees to oversee the day to day administration of the Plan.

6.2 General Rights, Powers, and Duties of Committee. The Committee shall be the Plan Administrator and it shall be responsible for the management, operation, and administration of the Plan. In addition to any powers, rights and duties set forth elsewhere in the Plan, it shall have the following powers and duties:

(a) To adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;

(b) To administer the Plan in accordance with its terms and any rules and regulations it establishes;

(c) To maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;

(d) To construe and interpret the Plan and resolve all questions arising under the Plan;

(e) To direct the payment of benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and

(f) To be responsible for the preparation, filing and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law, such as the filing of a notice with the United States Department of Labor, pursuant to DOL Reg. ‘2520.104-23, within 120 days of the Effective Date.

6.3 Information to be Furnished to Committee. The Company shall furnish to the Committee such data and information as it may require. The records of the Company shall be determinative of each Participant’s period of employment, termination of employment and the reasons therefore, leave of absence, reemployment, years of service, and personal data. Participants and their Beneficiaries shall furnish to the Committee such evidence, data, or information, and execute such documents as the Committee requests.

6.4 Responsibility. No member of the Committee or of the Board of Directors or any person who is designated to oversee the day to day administration of the Plan (as provided in Section 6.1) shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company within the scope of his Company duties. Each member of the Committee shall be indemnified and held harmless by the Company for any liability arising out of the administration of the Plan, to the maximum extent permitted by law.

VII. AMENDMENT AND TERMINATION

7.1 Amendment. The Plan may be amended in whole or in part by the Company, by action of the Board of Directors, at any time. The Committee reserves the unilateral right to change any rule under the Plan if it deems such a change necessary to avoid the application of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) to the Plan.

7.2 Company’s Right to Terminate. The Company reserves the sole right to terminate the Plan, by action of the Board of Directors, at any time after the Effective Date.

VIII. MISCELLANEOUS

8.1 No Implied Rights; Rights on Termination of Service. Neither the establishment of the Plan nor any amendment thereof shall be construed as giving any Participant, Beneficiary, or any other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by specific action of the Committee in accordance with the terms and provisions of the Plan. Except as expressly provided in this Plan, the Company shall not be required or be liable to make any payment under the Plan.

8.2 No Right to Company Assets. Neither the Participant nor any other person shall acquire, by reason of the Plan, any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability hereunder. Any benefits which become payable hereunder shall be paid from the general assets of the Company. The Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Company. Nothing contained in the Plan constitutes a guarantee by the Company that the assets of the Company shall be sufficient to pay any benefit to any person.

8.3 No Employment Rights. Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant, or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the compensation payable to the Participant.

8.4 Other Benefits. No Performance Award paid under the Plan shall be considered compensation for purposes of computing benefits under any “employee benefit plan” (as defined in Section 3(3) of ERISA) of the Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company now or subsequently in effect (except as provided to the contrary in such Company plan).

8.5 Offset. If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments under the Plan remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.

8.6 Non-assignability. Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any payable hereunder (whether payable in cash or Common Stock), or any part thereof, which are expressly declared to be unassignable and non-transferable. No part of the amounts payable prior to actual payment shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

8.7 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, and if given to the Company, delivered to the principal office of the Company, directed to the attention of the Committee, with a copy to the corporate secretary. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

8.8 Governing Laws. The Plan shall be construed and administered according to the laws of the State of Illinois.

IX. CHANGE OF CONTROL

9.1 Performance Awards Upon a Change of Control. If a Change of Control occurs during one or more Performance Periods, then Performance Awards with respect to these Performance Periods shall be payable in accordance with the following provisions:

(a) Each such Performance Period shall end on the effective date of the Change of Control. Each corresponding Peer Group Company’s Performance Period shall end on the same day.

(b) For purposes of determining Total Shareholder Return of the Company for any Performance Period during which a Change of Control occurs, the Change of Control Price (rather than the average of the closing sales price of Common Stock on the last five trading days of the Performance Period) shall be used as the price of the Company’s Common Stock as of the end of that Performance Period.

(c) If, due to a Change of Control, a Performance Period is shortened as provided in Section 9.1(a), then the target Performance Award that was initially established by the Committee with respect to that Performance Period shall be lowered (on a prorated basis) to reflect the shorter Performance Period. For example, if the initially established target Performance Award is $90,000, and the Performance Period is shortened from 3 years to 6 months because of the occurrence of a Change of Control, then the target Performance Award for that Performance Period shall be lowered to $15,000. This subsection (c) shall also apply where the Participant has, prior to the Change of Control, qualified for a prorated Performance Award pursuant to Section 5(a), (b), (c), or (d). In that case, the initial proration shall be adjusted by virtue of the shortened Performance Period.

9.2 Payment of Performance Awards After a Change of Control. Performance Awards payable with respect to any Performance Period during which a Change of Control occurs shall be paid in accordance with Article V, subject to the following:

(a) Any Participant who is employed by the Company on the day prior to the effective date of the Change of Control shall be deemed to have continued in employment with the Company through the end of the Performance Period.

(b) The Performance Period shall be deemed to have ended as provided in Section 9.1(a).

(c) All Performance Awards shall be paid within 60 days after the effective date of the Change of Control.